Exhibit 3.11

CERTIFICATE OF INCORPORATION

OF

CM INDUSTRIES CORPORATION

1.                                       The name of the corporation is CM Industries Corporation.

2.                                       The address of the corporation’s registered office in Delaware is 15 East North Street, Dover (Kent County), Delaware 19901. United Corporate Services, Inc. is the corporation’s registered agent at that address.

3.                                       The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

4.                                       The corporation shall have authority to issue a total of 1,000 shares of common stock of the par value of $0.01 per share.

5.                                       The name of the sole incorporator is Mara Pollack and her mailing address is c/o Kaye, Scholer, Fierman, Hays & Handler, 425 Park Avenue, New York, New York 10022.

6.                                       The Board of Directors shall have the power to make, alter or repeal the by-laws of the corporation.

7.                                       The election of the Board of Directors need not be by written ballot.

8.                                       The corporation shall indemnify to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware as amended from time to time each person that such Section grants the corporation the power to indemnify.

9.                                       No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that he may be liable (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Dated:           May 15, 1991

/s/ Mara L. Pollack
Mara L. Pollack
Sole Incorporator

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

CM INDUSTRIES CORPORATION

PURSUANT TO SECTION 242 OF THE DELAWARE GENERAL CORPORATION LAW

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned Dr. Hermann J. Knapp and Rudolph S. Houck, President and Secretary, respectively, of CM INDUSTRIES CORPORATION (the “Corporation”), hereby certify as follows:

1.                                       The name of the Corporation is:

CM Industries Corporation

2.                                       The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on May 15, 1991.

3.                                       The Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation by eliminating Article 1 and inserting a new Article 1 which shall read in its entirety as follows:

“1.  The name of the Corporation is Chemetall Corporation”

4.                                       The Amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by Joint Unanimous Written Consent of the Sole Stockholder and the Board of Directors of the Corporation dated as of May 1, 1994.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment of the Certificate of Incorporation of CM Industries Corporation, as of the 1st day of May, 1994.

ATTEST:

/s/ Rudolph S. Houck	/s/ Hermann J. Knapp
Rudolph S. Houck	Dr. Hermann J. Knapp
Secretary	President